Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF PHX MINERALS INC.
(an Oklahoma corporation)
AND
PHX MINERALS (DE) INC.
(a Delaware corporation)

This Agreement and Plan of Merger, dated as of March 31, 2022 (the “Agreement”), is made by and between PHX Minerals Inc., an Oklahoma corporation (“PHX Oklahoma”), and PHX Minerals (DE) Inc., a Delaware corporation and wholly owned subsidiary of PHX Oklahoma (“PHX Delaware”). PHX Oklahoma and PHX Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, PHX Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 54,010,500 shares, 54,000,500 shares of which are designated common stock, par value $0.01666 per share, and 10,000 shares of which are designated preferred stock, par value $0.01666 per share. As of the date of this Agreement, 100 shares of common stock of PHX Delaware were issued and outstanding, all of which were held by PHX Oklahoma, and no shares of preferred stock were issued and outstanding.

WHEREAS, PHX Oklahoma is a corporation duly organized and existing under the laws of the State of Oklahoma and has an authorized capital of 54,000,500 shares, currently divided into 54,000,500 shares of Class A Common Stock, par value $0.01666 per share. As of the date of this Agreement, 35,205,154 shares of Class A Common Stock of PHX Oklahoma were issued and outstanding.

WHEREAS, the Board of Directors of PHX Oklahoma has determined that, for the purpose of effecting the reincorporation of PHX Oklahoma in the State of Delaware, it is advisable and in the best interests of PHX Oklahoma and its shareholders that PHX Oklahoma merge with and into PHX Delaware upon the terms and conditions herein provided.

WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved and declared the advisability of this Agreement and have directed that this Agreement be submitted to a vote of their respective sole stockholder and shareholders and executed by the undersigned officers.

WHEREAS, PHX Oklahoma, as the sole stockholder of PHX Delaware, has adopted this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”).

WHEREAS, shareholders holding a majority of the shares of outstanding common stock of PHX Oklahoma approved the principal terms of this Agreement in accordance with the Oklahoma General Corporation Act (the “OGCA”) on March 2, 2022.

WHEREAS, the Merger (as defined below) is intended to qualify as a transaction governed by Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

Article 1
merger

1.1Merger. In accordance with the provisions of this Agreement, the DGCL and the OGCA, PHX Oklahoma shall be merged with and into PHX Delaware (the “Merger”), the separate existence of PHX Oklahoma shall cease and PHX Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and PHX Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be “PHX Minerals Inc.”

1.2Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a)This Agreement shall have been adopted by the sole stockholder of PHX Delaware and the principal terms of this Agreement shall have been approved by the shareholders of PHX Oklahoma in accordance with the requirements of the DGCL and the OGCA, which adoption and approval by such sole stockholder of PHX Delaware and by the shareholders of PHX Oklahoma has occurred as of March 2, 2022;

(b)All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c)A certificate of ownership and merger as provided in Section 253 of the DGCL (the “Delaware Certificate of Merger”) setting forth a copy of the resolution of the Board of Directors of PHX Oklahoma effecting the Merger (the “Merger Resolution”) shall have been filed with the Secretary of State of the State of Delaware and a certificate of ownership and merger as provided in Section 1083 of the OGCA (the “Oklahoma Certificate of Merger”) setting forth a copy of the Merger Resolution shall have been filed with the Secretary of State of the State of Oklahoma.

The Merger shall become effective upon the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Constituent Corporations agree and specify in the Delaware Certificate of Merger (the “Effective Time”).

1.3Effect of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the OGCA. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Constituent Corporations shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4Tax Treatment.

(a)The Constituent Corporations intend that the Merger in conjunction with the formation of PHX Delaware qualify as a tax-free reorganization pursuant to Section 368(a)(1) of the Code.

(b)The Constituent Corporations intend that they be treated as “parties” to the reorganization under Sections 354, 361 and 1032 of the Code and Sections 1.368-2(f) of the Treasury Regulations issued under the Code (“Treasury Regulations”); this Agreement be treated as a “plan of reorganization” under Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and the Merger be undertaken pursuant to this plan of reorganization.

(c)The Constituent Corporations hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to effect the transactions as set forth above, and to secure their treatment as a reorganization under Section 368 of the Code and under applicable state and local tax law as contemplated by this Agreement. To the extent U.S. federal income tax reporting and/or state and local tax reporting is required, each Constituent Corporation shall report the transactions described herein as described above.

Article 2
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, until duly amended in accordance with the provisions thereof and applicable law.

2.2Bylaws. The Bylaws of PHX Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation, other than as amended to reflect the name of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.

2.3Directors and Officers. The directors and officers of PHX Oklahoma immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, with such directors and officers serving as such until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

Article 3
MANNER OF CONVERSION OF STOCK

3.1PHX Oklahoma Common Stock. Upon the Effective Time, each share of PHX Oklahoma Class A Common Stock, par value $0.01666 per share, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01666 per share, of the Surviving Corporation.

3.2PHX Oklahoma Employee Benefit Plans. Upon the Effective Time, the obligations of PHX Oklahoma under or with respect to every plan, trust, program, benefit and employment agreement or arrangement then in effect or administered by PHX Oklahoma for the benefit of the directors, officers and employees of PHX Oklahoma or any of its subsidiaries shall become the lawful obligations of PHX Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. At the Effective Time, PHX Delaware hereby expressly adopts and assumes all obligations of PHX Oklahoma under each such plan, trust, program, benefit and employment agreement or arrangement.

3.3PHX Oklahoma Equity Incentive Plans. Upon the Effective Time, PHX Delaware shall assume and continue each of the PHX Oklahoma equity incentive plans, including all equity incentive plans heretofore assumed by PHX Oklahoma (collectively, the “Equity Plans”), and all awards then outstanding thereunder. Each Equity Plan and each such award shall have the same terms and conditions, including the same number of shares of stock reserved or covered thereunder, as applicable, except that (i) the stock reserved or covered under each Equity Plan and all awards then outstanding thereunder shall be the common stock of PHX Delaware, (ii) any performance goals thereunder related to PHX Oklahoma shall relate to PHX Delaware and (iii) PHX Delaware shall have the duties, responsibilities and authorities of PHX Oklahoma thereunder. At the Effective Time, PHX Delaware hereby expressly adopts and assumes all obligations of PHX Oklahoma under all Equity Plans. A number of shares of PHX Delaware’s common stock shall be reserved for issuance under the Equity Plans equal to the number of shares of PHX Oklahoma common stock so reserved immediately prior to the Effective Time.

3.4PHX Delaware Common Stock. Upon the Effective Time, each share of Common Stock, par value $0.01666 per share, of PHX Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by PHX Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.5Exchange of Certificates. After the Effective Time, each holder of a certificate representing shares of PHX Oklahoma Class A Common Stock outstanding immediately prior to the Effective Time may, at such shareholder’s option, surrender the same for cancellation to a transfer agent designated by the Surviving Corporation (the “Transfer Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of PHX Oklahoma Class A Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes, from and after the Effective Time, to represent the number of shares of the Surviving Corporation’s common stock into which such shares of PHX Oklahoma Class A Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Transfer Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Transfer Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such certificate as provided above.

Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of PHX Oklahoma so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

Article 4
CONDITIONS

4.1Obligations.  The obligations of PHX Oklahoma under this Agreement shall be conditioned upon the occurrence of the following events:

(a)Shareholder Approval. The principal terms of this Agreement shall have been duly approved by the shareholders of PHX Oklahoma, which approval was duly obtained on March 2, 2022; and

(b)Consents, Approvals or Authorizations. Any consents, approvals or authorizations that PHX Oklahoma in its sole judgment deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained.

Article 5
GENERAL

5.1Covenants of PHX Delaware. PHX Delaware covenants and agrees that it will, on or before the Effective Time:

(a)Qualify to do business as a foreign corporation in the State of Oklahoma and in connection therewith appoint an agent for service of process as required under the provisions of Section 1022 of the OGCA;

(b)File the Delaware Certificate of Merger setting forth the Merger Resolution with the Secretary of State of the State of Delaware;

(c)File the Oklahoma Certificate of Merger setting forth the Merger Resolution with the Secretary of State of the State of Oklahoma; and

(d)Take such other actions as may be required by the DGCL and the OGCA.

5.2Further Assurances. From time to time, as and when required by PHX Delaware or by its successors or assigns, there shall be executed and delivered on behalf of PHX Oklahoma such deeds and other instruments, and there shall be taken or caused to be taken by PHX Delaware and PHX Oklahoma such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by PHX Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PHX Oklahoma and otherwise to carry out the purposes of this Agreement, and the officers and directors of PHX Delaware are fully authorized in the name and on behalf of PHX Oklahoma or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either PHX Oklahoma or of PHX Delaware, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of PHX Oklahoma or the adoption of this Agreement by the sole stockholder of PHX Delaware, or by both.

5.4Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to applicable PHX Delaware stockholder approval or PHX Oklahoma shareholder approval shall not, unless approved by such stockholder or shareholders as required by law:

(a)Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b)Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c)Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the OGCA.

5.6Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of PHX Minerals Inc., an Oklahoma corporation, and PHX Minerals (DE) Inc., a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

PHX MINERALS INC.,
an Oklahoma corporation

By:/s/ Ralph D’Amico
Name: Ralph D’Amico
Title: Vice President and Chief Financial Officer

PHX MINERALS (DE) INC.,
a Delaware corporation

By:/s/ Ralph D’Amico
Name: Ralph D’Amico
Title: Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION OF

phx minerals inc.

Article I
NAME OF THE CORPORATION

The name of the corporation is PHX Minerals Inc. (the “Corporation”).

Article iI
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Ave, Dover, Kent County, Delaware 19901. The name of the registered agent of the Corporation at such address is Capitol Services, Inc.

Article III
BUSINESS PURPOSE AND DURATION

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have perpetual existence.

Article IV
CAPITAL STOCK

Section 4.01. Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is fifty-four million ten thousand five hundred (54,010,500), of which fifty-four million five hundred (54,000,500) shares shall be shares of common stock, par value of $0.01666 per share (“Common Stock”), and ten thousand (10,000) shares shall be shares of preferred stock, par value of $0.01666 per share (“Preferred Stock”).

Section 4.02. Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03. Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)the designation of the series;

(b)the number of shares of the series;

(c)the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)any other relative rights, preferences, and limitations of that series.

Article V
BOARD OF DIRECTORS

Section 5.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Board of Directors shall be fixed from time to time in accordance with the Bylaws of the Corporation (the “Bylaws”).

Section 5.03. Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.04. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Article VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01. Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02. Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article VII
STOCKHOLDER ACTION

Subject to the rights of any series of Preferred Stock then outstanding, any action that is required or permitted to be taken by the stockholders at any annual or special meeting may be taken by the stockholders by consent in lieu of a meeting of stockholders pursuant to the procedures and requirements set forth in the Bylaws.

Article VIII
BYLAWS

Section 8.01. Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02. Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws pursuant to the procedures and requirements set forth in the Bylaws.

Article IX
SIGNIFICANT TRANSACTIONS

Except as otherwise required by non-waivable or non-modifiable applicable law, no merger, consolidation, conversion, liquidation or dissolution of the Corporation, nor any action that would result in the same or that would result in the disposition of all or substantially all of the assets of the Corporation, in any such case, which requires stockholder approval under applicable law, shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock then entitled to vote on such matters; provided, however, that if any such action has been approved prior to the vote by the stockholders by two-thirds of the whole Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required, to the extent such stockholder approval is otherwise required by the DGCL. The provisions set forth in this Article may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of holders of sixty-six and two-thirds percent (66-2/3%) of the shares of capital stock of the Corporation then issued and outstanding and entitled to vote on such matters or (b) the affirmative vote of two-thirds of the whole Board of Directors and the affirmative vote of holders of a majority of the shares of the Corporation’s capital stock then issued and outstanding and entitled to vote on such matters.

Article X
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.